LIST OF SUBSIDIARIES

EXHIBIT 21

ALPHARMA INC.
Subsidiaries of the Registrant
Name	Jurisdiction which Organized

United States:

Alpharma U.S. Inc.	Delaware
ParMed Pharmaceuticals, Inc.	Delaware
Alpharma Operating Corporation	Delaware
Purepac Pharmaceutical Holdings Inc.	Delaware

Foreign:
Alpharma ApS	Denmark
Alpharma AS	Norway
Allabinc de Mexico, S.A. de C.V.	Mexico
Empresa Laboratories de Mexico S.A. de C.V.	Mexico
Alpharma do Brazil Ltda	Brazil
Alpharma SARL	France
Alpharma Fine Chemicals, Kft.	Hungary
Alpharma Animal Health Pty Ltd.	Australia
Alpharma (Belgium) B.V.B.A.	Belgium
Alpharma (Luxembourg) Sarl	Luxembourg
Alpharma Bermuda G.P.	Bermuda
Alpharma International AS	Norway